Exhibit 99.2

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Agreement to Acquire Strategic Capital Companies

Addition of Leading Independent Wholesale Broker-Dealer

Accelerates Distribution Platform Growth

Additional New Products Diversify Revenue Stream

Industry Leaders to Join RCAP’s Wholesale Broker-Dealer Unit

New York, New York, May 20, 2014 – RCS Capital Corporation (“RCAP” or the “Company”) (NYSE: RCAP) announced today that it has entered into a purchase agreement (the “Purchase Agreement”) with Validus Strategic Capital Partners (“VSCP”) and the holders of VSCP’s outstanding membership interests to acquire VSCP, which owns SC Distributors, LLC (“SCD”), a multi-product alternative investment distribution organization, and Strategic Capital Advisory Services (“SCAS”), a provider of advisory and operational services to non-exchange traded alternative investment vehicles. The transaction is expected to close in the third quarter of 2014.

SCD and SCAS (collectively “SC”) will operate as a stand-alone business alongside RCAP’s existing wholesale distribution brokerage and other financial services companies, further diversifying the Company’s revenue stream and product offerings. SC currently distributes Carter Validus Mission Critical REIT, RREEF Property Trust, Sierra Income Corporation TriLinc Global Impact Fund and Greenbacker Renewable Energy Company, with year to date sales of $775 million. Following the acquisition, SCD and SCAS will continue to be operated under the SC brand by their current management, including Patrick Miller, President and Co-founder of SCD, Mike McDaniel, National Sales Manager and Co-founder of SCD, Kenneth Jaffe, President and Co-founder of SCAS and Mark Brandenberger, CFO and Co-founder of SCD. Mr. Jaffe will also have a leadership role with RCAP’s transfer agent, American National Stock Transfer.

“The acquisition of Validus Strategic Capital Partners allows us to further diversify RCAP’s wholesale distribution platform with more institutional quality investment products which are not sponsored by AR Capital,” said Nicholas S. Schorsch, Executive Chairman of RCAP. “We look forward to working with SC’s experienced management team and investment professionals while leveraging their proven distribution model and innovative technology platform. This acquisition is part of our overall vision to provide our growing retail investor base with multiple investment solutions through our family of leading investment vehicles.”

William M. Kahane, Chief Executive Officer of RCAP, commented, “SC’s premier wholesale distribution platform and suite of services will provide RCAP with access to the highest quality financial managers and investment strategies. Together with the upcoming closing of the Hatteras Funds, this transaction allows RCAP to distribute a broader complement of liquid and limited liquidity alternative investment options, all designed to address the needs of retail investors. We are excited to partner with the SC team and expand RCAP’s ‘best-in-class’ alternative investment solutions platform. Moving forward, we will continue to look for opportunities to use our strong balance sheet effectively to further expand and differentiate our business.”

“This acquisition is consistent with our stated strategy to further diversify RCAP’s wholesale distribution to reduce our reliance on AR Capital-sponsored products,” added Michael Weil, President of RCAP. “SC’s focus on the distribution of public, non-listed companies managed by independent teams augments the strategy pursued by RCAP. Importantly, as we grow and evolve, this acquisition enhances RCAP’s distribution footprint by adding full-service securities firms to the independent broker dealers, financial institutions and registered investment advisors that comprise our current selling groups. SC’s state-of-the-art technical systems and substantial back office capabilities will enhance efficiency, lower costs and provide meaningful synergies to RCAP into the future.”

Patrick Miller, co-founder of SC, and President of SCD, added “We believe this new partnership will significantly enhance our ability to serve the needs of our product sponsors and broker-dealer partners going forward. We have tremendous respect for the entire RCAP team and their considerable track record of success and we are looking forward to working as partners to move this business forward and create one of the most dynamic wholesale distribution platforms in the industry.” Mario Garcia Jr., CEO and Managing Partner of Validus Group, a Tampa-based boutique investment firm that is one of the principal investors in SC, also added “We believe that this is an excellent fit for both RCAP and SC.”

The transaction is expected to close in the third quarter of 2014 and is subject to certain regulatory approvals and filings and other customary closing conditions.

Advisors

RCS Capital, the investment banking arm of the RCAP, served as exclusive financial advisor and Proskauer Rose LLP served as legal advisor to the Company. Moelis & Company served as exclusive financial advisor and Morris, Manning & Martin, LLP served as legal advisor to VSCP.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the direct investment industry. RCAP holds a direct economic interest in Realty Capital Securities, a FINRA registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC registered transfer agent, RCS Advisory Services, LLC, a transaction management services business, SK Research, LLC, the initial components of a new research division dedicated to alternative investment programs, and Cetera Financial Holdings, Inc., a financial services holding company that provides retail broker-dealer and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors, Cetera Advisor Networks, Cetera Financial Institutions and Cetera Financial Specialists. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About SC

SC is a diversified advisory and wholesale distribution platform focused on select alternative investment offerings including Carter Validus Mission Critical REIT, Sierra Income Corporation, RREEF Property Trust, TriLinc Global Impact Fund and Greenbacker Renewable Energy Company. Additional information about SC can be found on its website at www.scdistributors.com

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including our ability to consummate our pending acquisitions of businesses other than Cetera. Additional factors that may affect future results are contained in RCAP's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Andrew G. Backman, Managing Director, Investor Relations	Brian D. Jones, CFO
RCS Capital Corporation	RCS Capital Corporation
abackman@rcscapital.com	bjones@rcscapital.com
Ph: 917-475-2135	Ph: 866-904-2988

Media Inquiries:

Anthony J. DeFazio
DDCworks
tdefazio@ddcworks.com
Ph: 484-342-3600